Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Recent Accomplishments and Third Quarter 2007 Financial Results

Nov. 8, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today reported recent accomplishments and financial results for the quarter and nine months ended September 30, 2007.

Recent Events

•

Announced agreement to acquire ZEVALIN® (ibritumomab tiuxetan), the first FDA-approved radioimmunotherapy, from Biogen Idec; this acquisition, if completed, will return CTI to a select group of only a few biotech companies which market and sell a commercial product

•

Announced a potential abbreviated registration path for pixantrone based on the Company’s decision to do a full analysis of the EXTEND (PIX301) phase III clinical trial for patients with relapsed, aggressive non-Hodgkin’s lymphoma (NHL), which is targeted for data release in mid-2008

•

Added brostallicin, a novel phase II cancer drug candidate to CTI’s portfolio through its acquisition of Systems Medicine Inc., a privately held company connected with the Translational Genomics Research Institute

•	Added Richard L. Love, former founder and CEO of Triton Biosciences Inc. and ILEX Oncology, Inc. to its board of directors

•

Received special protocol assessment (SPA) approval of and launched a phase III clinical trial, known as PIX303, of pixantrone for patients with indolent NHL who have relapsed following first-line therapy

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•

Received SPA approval of and launched a confirmatory phase III clinical trial, known as PGT307, of XYOTAX™ (paclitaxel poliglumex, CT-2103) in combination with carboplatin for women with pre-menopausal estrogen levels who have advanced non-small cell lung cancer (NSCLC)

“Our acquisition of Systems Medicine, Inc. and our proposed acquisition of ZEVALIN, coupled with progress on advancing XYOTAX toward a first half 2008 marketing application submission and positioning pixantrone for its phase III EXTEND data release by mid-2008 provides CTI with multiple shots at moving closer to our goal of breaking even,” said James A. Bianco, M.D., President and CEO of CTI. “We expect exciting new randomized clinical trial data on ZEVALIN to be reported on first-line therapy in follicular NHL at upcoming clinical meetings providing the possibility of expanding its label in 2008 – potentially making 2008 a pivotal year for CTI and its shareholders.”

CTI has entered into an agreement to acquire ZEVALIN from Biogen Idec, Inc. Completion of that acquisition is subject to certain closing conditions, including obtaining third party consents. CTI expects to complete the acquisition in the fourth quarter of 2007, at which time CTI will acquire the rights to develop, market and sell ZEVALIN in the United States.

As a result of the acquisition of Systems Medicine, Inc. (SM) during the quarter, the net loss attributable to common shareholders for the quarter and the nine months ended September 30, 2007 included a non-cash acquired in-process research and development charge of $21.3 million allocated to the purchase of SM. Excluding this in-process research and development charge, operating expenses increased modestly primarily as a result of manufacturing activity in preparation for submission of a marketing application for XYOTAX™ (paclitaxel poliglumex, CT-2103) in Europe as well as costs related to initiating the phase III clinical trials, PGT307 and PIX303, for XYOTAX and pixantrone (BBR 2778), respectively. Including this charge, the total net loss attributable to common shareholders for the quarter totaled $52.6 million ($1.09 per share) compared to $27.8 million ($1.00 per share) for the same period in 2006. For the nine months ended September 30, 2007, CTI posted a net loss attributable to common shareholders of $109.2 million ($2.55 per share) compared to $100.2 million ($3.93 per share) for the same period in 2006. The Company ended the quarter with $38.3 million in cash and cash equivalents, securities available-for-sale, and interest receivable before taking into account $4.5 million in VAT receivables.

About Zevalin®

Zevalin® is a form of cancer therapy called radioimmunotherapy and is indicated for the treatment of patients with relapsed or refractory low-grade or follicular B-cell NHL, including patients with Rituximab-refractory NHL. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

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Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia, and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Pixantrone

Pixantrone is an investigational agent under development for the potential treatment of various hematological malignancies, solid tumors and immunological disorders. It was developed to improve the activity and safety of the anthracycline family of anti-cancer agents. Anthracyclines have been shown to be very active clinically in a number of tumor types. However, they are usually associated with cumulative heart damage that prevents them from being used in a large proportion of patients. Pixantrone has been designed to reduce the potential for these severe cardiotoxicities, as well as to potentially increase activity and simplify administration compared to currently marketed anthracyclines.

About XYOTAX

XYOTAX™ (paclitaxel poliglumex) is a biologically enhanced chemotherapeutic that links paclitaxel, the active ingredient in Taxol®, to a biodegradable polyglutamate polymer, which results in a new chemical entity. When bound to the polymer, the chemotherapy is rendered inactive, potentially sparing normal tissue’s exposure to high levels of unbound, active chemotherapy and its associated toxicities. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to molecules like polyglutamate. Based on preclinical studies, it appears that XYOTAX is preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing the paclitaxel chemotherapy. Preclinical and clinical studies support that XYOTAX metabolism by lung cancer cells may be influenced by estrogen, which could lead to enhanced release of paclitaxel and efficacy in women with lung cancer compared to standard therapies.

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About Brostallicin

Brostallicin, a novel synthetic second-generation DNA minor groove binder, has potent cancer killing activity and has demonstrated synergism in combination with standard cytotoxic agents as well as with newer targeted therapies in preclinical experimental tumor models. Brostallicin binds covalently to DNA within the DNA minor groove interfering with DNA division and leading to tumor cell death. More than 200 patients have been treated with brostallicin in single-agent and combination studies. Brostallicin had predictable and predominantly hematologic toxicities. Activity was demonstrated in a number of solid tumor types. A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its pre-defined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer (EORTC).

Brostallicin was discovered at Pharmacia and developed by Nerviano Medical Sciences (NMS) the largest pharmaceutical research and development facility in Italy and one of the largest oncology-focused, integrated discovery and development companies in Europe. Following a merger between Pfizer and Pharmacia, the rights to brostallicin were assigned to NMS which continued its development and ultimately licensed worldwide rights to Systems Medicine.

About Systems Medicine (SM)

In July 2007, CTI acquired Systems Medicine (SM), a privately held oncology company, in a stock-for-stock merger. SM applies a systems biology approach to drug development, combining pharmacogenomics and bioinformatics with experienced preclinical, clinical, and regulatory expertise to find and exploit a specific cancer’s context of vulnerability. Specifically, SM defines the molecular and genetic alterations (context) that cause cancer cells to be particularly sensitive (vulnerable) to a drug or combination of drugs—the context of vulnerability.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future financial and operating results that could affect the marketing and development of Zevalin, or the development of XYOTAX, pixantrone, and brostallicin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Zevalin, XYOTAX, pixantrone, and brostallicin, in particular including, without limitation, the potential failure of the closing of the acquisition of Zevalin, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, XYOTAX, pixantrone, and brostallicin, include the potential failure of the closing of the acquisition of Zevalin or, if the Zevalin acquisition is accomplished, the potential failure of obtaining approval from the FDA for label expansion of Zevalin, and also include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K,

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8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Page 6 of 6	Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
License and contract revenue	$20	$20	$60	$60

Total revenues	20	20	60	60

Operating expenses:
Research and development	18,566	14,443	50,368	45,370
Selling, general and administrative	8,874	9,057	24,594	27,819
Acquired in-process research and development	21,343	—	21,343	—
Amortization of purchased intangibles	219	200	638	588

Total operating expenses	49,002	23,700	96,943	73,777

Loss from operations	(48,982)	(23,680)	(96,883)	(73,717)
Other income (expense):
Investment and other income	626	607	2,067	1,843
Interest expense	(2,463)	(3,552)	(10,057)	(16,888)
Foreign exchange gain (loss)	2,308	(115)	3,142	997
Make-whole interest expense	—	(213)	(2,310)	(24,753)
Gain (loss) on derivative liabilities	4	(879)	3,618	5,204
Gain on exchange of convertible notes	—	—	—	7,978
Settlement expense	—	—	(160)	(883)

Loss before minority interest	(48,507)	(27,832)	(100,583)	(100,219)
Minority interest in net loss of subsidiary	36	—	36	—

Net loss	(48,471)	(27,832)	(100,547)	(100,219)
Preferred stock beneficial conversion feature	(3,918)	—	(8,301)	—
Preferred stock dividends	(214)	—	(395)	—

Net loss attributable to common shareholders	$(52,603)	$(27,832)	$(109,243)	$(100,219)

Basic and diluted net loss per common share	$(1.09)	$(1.00)	$(2.55)	$(3.93)

Shares used in calculation of basic and diluted net loss per common share (1)	48,202	27,890	42,873	25,533

Balance Sheet Data:	(amounts in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$38,313	$54,407
Working capital	(33,916)	30,166
Total assets	84,953	101,821
Convertible debt	150,128	166,178
Accumulated deficit	(1,070,351)	(961,108)
Shareholders’ deficit	(119,348)	(101,604)

(1)	Amounts reflect a one-for-four reverse stock split of our common stock effective April 15, 2007.